UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2020 (May 6, 2020)

CoreSite Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34877	27-1925611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 17th Street, Suite 500 Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (866) 777-2673

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	COR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 6, 2020, CoreSite Realty Corporation (the “Company”) and its operating partnership, CoreSite, L.P. (the “Operating Partnership”), entered into a note purchase agreement (the “Note Purchase Agreement”) with the purchasers named therein pursuant to which the Operating Partnership agreed to issue and sell, and the purchasers agreed to purchase, an aggregate principal amount of $150 million of the Operating Partnership’s 3.75% Series C Senior Notes due May 6, 2027 (the “Notes”).

An aggregate principal amount of $100 million of the Notes was issued on May 6, 2020. The Operating Partnership expects to issue $50 million in aggregate principal amount of the Notes on or prior to July 14, 2020. The Notes were and will be issued in a private placement to certain “accredited investors” pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Interest on the Notes is payable semiannually on the 15th day of June and December in each year, commencing on December 15, 2020.

The Notes are senior unsecured obligations of the Operating Partnership and are jointly and severally guaranteed by the Company and each of the Operating Partnership’s subsidiaries that guarantees indebtedness under its senior unsecured credit facilities.

The Operating Partnership may prepay all or a portion of any series of Notes upon notice to the holders for 100% of the principal amount so prepaid plus a make-whole premium, as set forth in the Note Purchase Agreement. Upon the occurrence of certain change of control events, holders of the Notes will have the right to require that the Operating Partnership purchase such holder’s Notes in cash at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

The Note Purchase Agreement contains customary representations and warranties of the Operating Partnership, as well as certain covenants, including limitations on transactions with affiliates, merger, consolidation and sale of assets, liens and subsidiary indebtedness, and will require delivery of customary financial reports to the holders. The Note Purchase Agreement also contains certain financial covenants, including: (i) maximum consolidated total unsecured indebtedness to unencumbered asset pool availability; (ii) minimum consolidated tangible net worth; (iii) a maximum ratio of consolidated total indebtedness to gross asset value; (iv) a minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges; and (v) a maximum ratio of secured indebtedness to gross asset value.

In addition, on the date of the Note Purchase Agreement and from time to time, certain additional financial covenants in the credit agreements governing the Operating Partnership’s senior unsecured credit facilities will be automatically incorporated into the Note Purchase Agreement and, subject to certain conditions, will be deleted, removed, amended or otherwise modified to be more or less restrictive if the analogous covenant in such credit agreement is so deleted, removed, amended or otherwise modified. The aforementioned covenants are substantially consistent with those contained in the credit agreements governing the Operating Partnership’s senior unsecured credit facilities and are subject to a number of exceptions and qualifications set forth in the Note Purchase Agreement.

The Note Purchase Agreement also contains customary events of default (subject in certain cases to specified cure periods), including, but not limited to, non-payment, breach of covenants, representations or warranties, cross defaults, bankruptcy or other insolvency events, judgments and ERISA events.

The Operating Partnership expects to use the proceeds from the Notes to pay down outstanding amounts on the revolving portion of its senior unsecured credit facilities and for general corporate purposes.

The Notes and the guaranties thereof will not be and have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the Note Purchase Agreement is a summary and is qualified in its entirety by reference to the terms of the Note Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On May 6, 2020, the Company issued a press release announcing the private placement of the Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of May 6, 2020, by and among CoreSite Realty Corporation, CoreSite, L.P. and the purchasers listed on the Purchaser Schedule thereto.
99.1	Press release, dated May 6, 2020.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2020

CORESITE REALTY CORPORATION

By:	/s/ Jeffrey S. Finnin
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer